Exhibit 99.1

October 17, 2018	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Third Quarter Earnings of
$1.57 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Third Quarter and First Nine Months of 2018:

•
Significant Unusual Income or Expense Items: During the three months ended September 30, 2018, the Company recorded the following unusual item: the Company sold its branches and related deposits in Omaha, Neb., resulting in pretax income of $7.25 million ($7.4 million gain, which is included in the Consolidated Statements of Income under "Noninterest Income," less $165,000 of transaction expenses, which is included in the Consolidated Statements of Income under various "Noninterest Expense" categories.  The impact of this item, after the effect of the full tax rate for the Company, increased earnings per common share by approximately $0.39.

•
Total Loans:  Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $356.2 million, or 8.2%, from December 31, 2017, to September 30, 2018 and increased $81.7 million from June 30, 2018.  This increase was primarily in construction loans, commercial real estate loans, other residential (multi-family) loans and one- to four-family residential mortgage loans.  The FDIC-acquired loan portfolios had net decreases totaling $32.5 million during the nine months ended September 30, 2018, and consumer auto loans outstanding decreased $79.3 million during the nine months ended September 30, 2018.  Outstanding net loan receivable balances increased $216.5 million, from $3.73 billion at December 31, 2017 to $3.94 billion at September 30, 2018 and increased $83.0 million from June 30, 2018.

•
Asset Quality:  Non-performing assets and potential problem loans, excluding those acquired in FDIC-assisted transactions (which are accounted for and analyzed as loan pools rather than individual loans), totaled $19.2 million at September 30, 2018, a decrease of $16.6 million from $35.8 million at December 31, 2017 and down $11.0 million from $30.2 million at June 30, 2018.  Non-performing assets at September 30, 2018 were $15.9 million (0.35% of total assets), down $11.9 million from $27.8 million (0.63% of total assets) at December 31, 2017 and down $5.6 million from $21.5 million (0.47% of total assets) at June 30, 2018.

•
Capital:  The capital position of the Company continues to be strong.  At September 30, 2018, the Company's tangible common equity to tangible assets ratio was 10.9%. On a preliminary basis, as of September 30, 2018, the Company's Tier 1 Leverage Ratio was 11.6%, Common Equity Tier 1 Capital Ratio was 11.3%, Tier 1 Capital Ratio was 11.8%, and Total Capital Ratio was 14.4%.

•
Net Interest Income: Net interest income for the third quarter of 2018 increased $3.7 million to $43.0 million compared to $39.3 million for the third quarter of 2017.  Net interest income was $41.2 million for the second quarter of 2018.  Net interest margin was 4.02% for the quarter ended September 30, 2018, compared to 3.77% for the quarter ended September 30, 2017 and 3.94% for the quarter ended June 30, 2018.  The increase in net interest margin compared to the prior year third quarter is primarily due to increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, partially offset by an increase in the average interest rate paid on deposits and FHLBank advances.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 14, 9 and 10 basis points for the quarters ended September 30, 2018, September 30, 2017, and June 30, 2018, respectively.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see "Net Interest Income."

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended September 30, 2018, were $1.57 per diluted common share ($22.5 million available to common shareholders) compared to $0.82 per diluted common share ($11.7 million available to common shareholders) for the three months ended September 30, 2017.

Preliminary earnings for the nine months ended September 30, 2018, were $3.49 per diluted common share ($49.8 million available to common shareholders) compared to $2.77 per diluted common share ($39.4 million available to common shareholders) for the nine months ended September 30, 2017.

For the quarter ended September 30, 2018, annualized return on average common equity was 17.80%, annualized return on average assets was 1.99%, and net interest margin was 4.02%, compared to 10.09%, 1.05% and 3.77%, respectively, for the quarter ended September 30, 2017.  For the nine months ended September 30, 2018, annualized return on average common equity was 13.51%; annualized return on average assets was 1.49%; and net interest margin was 3.96% compared to 11.65%, 1.18% and 3.75%, respectively, for the nine months ended September 30, 2017.

President and CEO Joseph W. Turner commented, "We are pleased with our third quarter results. Earnings were very strong, due in part to the gain related to the sale of the Omaha, Neb. branches and related deposits in July 2018. Even without this substantial gain, earnings were $1.18 per common diluted share, underscoring a very solid quarter driven by an increased core net interest margin, loan growth, expense containment, and lower credit costs. Core net interest margin for the third quarter 2018 expanded to 3.88%, which was an increase of 20 and four basis points from the year ago quarter and linked quarter, respectively. The primary driver of the core margin expansion was increased yields in most of our loan categories, partially offset by an increase in deposit costs. Non-interest expenses were only slightly higher than the prior year quarter as we continue our strong focus on efficiencies and cost containment."

Turner continued, "Commercial real estate and construction loan production remained strong during the quarter, propelling outstanding net loan balances by $83 million during the quarter. From the end of 2017, outstanding net loan balances have increased $216.5 million. Healthy loan demand continues throughout the franchise's footprint, although competition for quality loans is fierce. Our newest loan production offices in Atlanta and Denver are expected to come online during the fourth quarter.

"During the third quarter 2018, our asset quality metrics further improved. Non-performing assets and potential problem loans decreased by $16.6 million from the end of 2017, and were down $11.0 million from the end of the second quarter 2018. A large portion of the decrease in non-performing assets during the most recent quarter was due to the sale of $3.4 million in foreclosed real estate assets."

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net interest income	$42,985	$39,281	$123,636	$115,883
Provision for loan losses	1,300	2,950	5,200	7,150
Non-interest income	14,604	7,655	28,998	31,151
Non-interest expense	28,309	28,034	86,537	84,976
Provision for income taxes	5,464	4,289	11,076	15,550
Net income and net income available to common shareholders	$22,516	$11,663	$49,821	$39,358

Earnings per diluted common share	$1.57	$0.82	$3.49	$2.77

NET INTEREST INCOME

Net interest income for the third quarter of 2018 increased $3.7 million to $43.0 million compared to $39.3 million for the third quarter of 2017.  Net interest margin was 4.02% in the third quarter of 2018, compared to 3.77% in the same period of 2017, an increase of 25 basis points.  For the three months ended September 30, 2018, the net interest margin increased eight basis points compared to the net interest margin of 3.94% in the three months ended June 30, 2018, primarily as a result of increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, partially offset by an increase in the average interest rate on deposits. The increase in the margin from the prior year third quarter was primarily the result of increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank and an increase in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior year period, partially offset by an increase in the average interest rate on deposits and borrowings.  The average interest rate spread was 3.76% for the three months ended September 30, 2018, compared to 3.60% for the three months ended September 30, 2017 and 3.72% for the three months ended June 30, 2018.

Net interest income for the nine months ended September 30, 2018 increased $7.7 million to $123.6 million compared to $115.9 million for the nine months ended September 30, 2017.  Net interest margin was 3.96% in the nine months ended September 30, 2018, compared to 3.75% in the same period of 2017, an increase of 21 basis points.  The average interest rate spread was 3.74% for the nine months ended September 30, 2018, compared to 3.59% for the nine months ended September 30, 2017.

The Company's net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates increased during the current and prior periods presented below, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time). In the prior year nine month period, the increases in expected cash flows also reduced the amount of expected reimbursements under the remaining loss sharing agreements with the FDIC (which remaining agreements were terminated on June 9, 2017), which were recorded as indemnification assets, with such reductions amortized on a comparable basis over the remainder of the terms of the loss sharing agreements or the remaining expected lives of the loan pools, whichever was shorter.  Additional estimated cash flows (reclassification of discounts from non-accretable to accretable) totaling approximately $1.5 million and $4.0 million were recorded in the three and nine months ended September 30, 2018, respectively, related to these acquired loan pools.

The impact of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	September 30, 2018		September 30, 2017
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$1,424	14 bps	$975	9 bps
Non-interest income	—		—
Net impact to pre-tax income	$1,424		$975

	Nine Months Ended
	September 30, 2018		September 30, 2017
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$3,652	12 bps	$4,237	14 bps
Non-interest income	—		(634)
Net impact to pre-tax income	$3,652		$3,603

Because these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $2.9 million.  Of the remaining adjustments affecting interest income, we expect to recognize $1.0 million of interest income during the remainder of 2018.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three and nine months ended September 30, 2018, increased 20 and 23 basis points, respectively, when compared to the year-ago periods.  The increase in net interest margin in the three and nine month periods is primarily due to increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, partially offset by an increase in the average interest rate on deposits and FHLB Advances.

For additional information on net interest income components, see the "Average Balances, Interest Rates and Yields" tables in this release.

NON-INTEREST INCOME

For the quarter ended September 30, 2018, non-interest income increased $6.9 million to $14.6 million when compared to the quarter ended September 30, 2017, primarily as a result of the following items:

•
Sale of Omaha-area banking centers:  On July 20, 2018, the Company closed on the sale of four banking centers in the Omaha, Neb., metropolitan market. The Bank sold branch deposits of approximately $56 million and sold substantially all branch-related real estate, fixed assets and ATMs. The Company recorded a pre-tax gain of $7.4 million on the sale during the 2018 quarter.

•
Net gains on loan sales:  Net gains on loan sales decreased $302,000 compared to the prior year quarter.  The decrease was due to a decrease in originations of fixed-rate loans during the 2018 period compared to the 2017 period.  Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. In 2018, the Company has originated more variable-rate single-family mortgage loans, which have been retained in the Company's portfolio.

For the nine months ended September 30, 2018, non-interest income decreased $2.2 million to $29.0 million when compared to the nine months ended September 30, 2017, primarily as a result of the following items:

•
2017 gain on early termination of FDIC loss sharing agreements for Inter Savings Bank:  In 2017, the Company recognized a one-time gross gain of $7.7 million from the termination of the loss sharing agreements for Inter Savings Bank, which was recorded in the accretion of income related to business acquisitions line item of the consolidated statements of income for the nine months ended September 30, 2017.

•
Net gains on loan sales:  Net gains on loan sales decreased $905,000 compared to the prior year period.  The decrease was due to a decrease in originations of fixed-rate loans during the 2018 period compared to the 2017 period.  Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. In 2018, the Company has originated more variable-rate single-family mortgage loans, which have been retained in the Company's portfolio.

•
Late charges and fees on loans:  Late charges and fees on loans decreased $682,000 compared to the prior year period.  The decrease was primarily due to fees totaling $632,000 on loan payoffs received on four loan relationships in the 2017 period which were not repeated in the 2018 period.

•
Other income:  Other income decreased $835,000 compared to the prior year period.  The decrease was primarily due to income from interest rate swaps entered into in 2017, the receipt of approximately $260,000 more income related to the exit of certain tax credit partnerships in 2017 compared to 2018 and $250,000 less in merchant card services fees compared to 2017.

•
Sale of Omaha-area banking centers:  On July 20, 2018, the Company closed on the sale of four banking centers in the Omaha, Neb., metropolitan market and recorded a pre-tax gain of $7.4 million on the sale during the 2018 period, as described above.

•
Amortization of income related to business acquisitions:  Because of the termination of the remaining loss sharing agreements in June 2017, the net amortization expense related to business acquisitions was $-0- for the nine months ended September 30, 2018, compared to $486,000 for the nine months ended September 30, 2017, which reduced non-interest income by that amount in the previous year period.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2018, non-interest expense increased $275,000 to $28.3 million when compared to the quarter ended September 30, 2017, primarily as a result of the following items:

•
Salaries and employee benefits:  Salaries and employee benefits increased $498,000 from the prior year quarter.  This increase is approximately 3% over the prior year expense total and is primarily attributable to normal annual raises for employees and increases in costs for health insurance and retirement benefits.

•
Net occupancy and equipment expense:  Net occupancy and equipment expense increased $472,000 in the quarter ended September 30, 2018 compared to the same quarter in 2017, primarily due to increased depreciation expense for upgraded ATM/ITM machines, deconversion expenses related to the sale of the Omaha-area banking centers and repairs and maintenance costs for various banking centers.

•
Legal, audit and other professional fees:  Legal, audit and other professional fees increased $265,000 in the quarter ended September 30, 2018 compared to the same period in 2017.  The increase was primarily due to legal costs related to the sale of the Omaha-area banking centers, fees related to the ongoing implementation of an accounting system which will be utilized for the new loan loss accounting standard and fees for professional services related to process improvement initiatives.

•
Expense on foreclosed assets and repossessions:  Expense on foreclosed assets decreased $845,000 compared to the prior year quarter primarily due to increased gains on the sales of foreclosed assets and repossessions and lower repossession and collection expenses.

For the nine months ended September 30, 2018, non-interest expense increased $1.5 million to $86.5 million when compared to the nine months ended September 30, 2017, primarily as a result of the following items:

•
Expense on foreclosed assets and repossessions:  Expense on foreclosed assets increased $1.8 million compared to the prior year period primarily due to the valuation write-down of certain foreclosed assets during the second quarter 2018, totaling approximately $2.1 million, partially offset by the items noted above in the three month period.

•
Net occupancy and equipment expense:  Net occupancy expense increased $815,000 in the nine months ended September 30, 2018 compared to the same period in 2017.  This increase was due to the reasons noted above in the three month period, as well as increased expenses related to hardware and software costs for loan loss accounting and commercial loan systems and data servers at the Company's disaster recovery site.

•
Legal, audit and other professional fees:  Legal, audit and other professional fees increased $382,000 in the nine months ended September 30, 2018 compared to the same period in 2017 for the reasons noted above in the three month period.

•
Office supplies and printing expense:  Office supplies and printing expense decreased $419,000 in the nine months ended September 30, 2018 compared to the same period in 2017.  During the 2017 period the Bank incurred printing and other costs totaling $373,000 related to the replacement of a portion of customer debit cards with chip-enabled cards, which was not repeated in the current year period.

•
Other operating expenses:  Other operating expenses decreased $786,000 in the nine months ended September 30, 2018 compared to the same period in 2017.  During the 2017 period, the Company incurred a $340,000 prepayment penalty when FHLB advances totaling $31.4 million were repaid prior to maturity, which was not repeated in the 2018 period.  In addition, the Company experienced significantly lower debit card and check fraud losses in the 2018 period compared to the 2017 period.

The Company's efficiency ratio for the quarter ended September 30, 2018, was 49.16% compared to 59.73% for the same quarter in 2017.  The efficiency ratio for the nine months ended September 30, 2018, was 56.70% compared to 57.79% for the same period in 2017.  The decrease in the ratio in both the 2018 three and nine month periods was primarily due to an increase in non-interest income and an increase in net interest income.  In the 2018 periods, the Company's efficiency ratio was positively impacted by the significant gain recorded related to the sale of the Bank's branches and related deposits in Omaha, Neb.  In the 2017 nine-month period, the Company's efficiency ratio was positively impacted by the significant gain recorded related to the termination of the InterSavings Bank loss sharing agreements.  Excluding these non-interest income gain items, the Company's efficiency ratio would have been 56.42% and 59.59% in the three and nine month 2018 periods and would have been 59.73% and 60.78% in the three and nine month 2017 periods.  The Company's ratio of non-interest expense to average assets was 2.50% and 2.58% for the three and nine months ended September 30, 2018, respectively, compared to 2.52% and 2.54% for the three and nine months ended September 30, 2017, respectively.  Average assets for the quarter ended September 30, 2018, increased $83.9 million, or 1.9%, from the quarter ended September 30, 2017, primarily due to an increase in loans receivable.  Average assets for the nine months ended September 30, 2018, increased $4.8 million, or 0.1%, from the nine months ended September 30, 2017, primarily due to organic loan growth, partially offset by decreases in investment securities and other interest-earning assets.

INCOME TAXES

On December 22, 2017, H.R.1, originally known as the Tax Cuts and Jobs Act (the "Act"), was signed into law. Among other things, the Act permanently lowers the corporate federal income tax rate to 21% from the prior maximum rate of 35%, effective for tax years including or commencing January 1, 2018.  The Company currently expects its effective tax rate (combined federal and state) to decrease from approximately 26.7% in 2017 to approximately 16.5% to 18.5% in 2018, mainly as a result of the Act.

For the three months ended September 30, 2018 and 2017, the Company's effective tax rate was 19.5% and 26.9%, respectively.  For the nine months ended September 30, 2018 and 2017, the Company's effective tax rate was 18.2% and 28.3%, respectively.  These effective rates were lower than the statutory federal tax rates of 21% (2018) and 35% (2017), due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  The Company's effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company's utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income.  The Company's effective income tax rate is currently expected to continue to be less than the statutory rate due primarily to the factors noted above.

CAPITAL

As of September 30, 2018, total stockholders' equity and common stockholders' equity were $508.1 million (11.1% of total assets), equivalent to a book value of $35.90 per common share.  Total stockholders' equity and common stockholders' equity at December 31, 2017, were $471.7 million (10.7% of total assets), equivalent to a book value of $33.48 per common share.  At September 30, 2018, the Company's tangible common equity to tangible assets ratio was 10.9%, compared to 10.5% at December 31, 2017.

On a preliminary basis, as of September 30, 2018, the Company's Tier 1 Leverage Ratio was 11.6%, Common Equity Tier 1 Capital Ratio was 11.3%, Tier 1 Capital Ratio was 11.8%, and Total Capital Ratio was 14.4%.  On September 30, 2018, and on a preliminary basis, the Bank's Tier 1 Leverage Ratio was 12.4%, Common Equity Tier 1 Capital Ratio was 12.6%, Tier 1 Capital Ratio was 12.6%, and Total Capital Ratio was 13.5%.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $356.2 million, or 8.2%, from December 31, 2017, to September 30, 2018.  This increase was primarily in construction loans ($218 million), commercial real estate loans ($149 million), one- to four-family residential mortgage loans ($55 million) and other residential (multi-family) loans ($46 million).  These increases were partially offset by decreases in consumer auto loans ($79 million).  The FDIC-acquired loan portfolios had net decreases totaling $32.5 million during the nine months ended September 30, 2018.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015
Closed loans with unused available lines
Secured by real estate (one- to four-family)	$151,880	$144,994	$138,375	$133,587	$123,433	$105,390
Secured by real estate (not one- to four-family)	13,179	15,306	12,382	10,836	26,062	21,857
Not secured by real estate - commercial business	92,229	104,749	108,262	113,317	79,937	63,865

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	26,470	31,221	29,757	20,919	10,047	14,242
Secured by real estate (not one-to four-family)	838,962	830,592	749,926	718,277	542,326	385,969

Loan Commitments not closed
Secured by real estate (one-to four-family)	30,226	47,040	37,144	23,340	15,884	13,411
Secured by real estate (not one-to four-family)	180,552	128,200	200,192	156,658	119,126	120,817
Not secured by real estate - commercial business	11,521	—	12,995	4,870	7,022	—

	$1,345,019	$1,302,102	$1,289,033	$1,181,804	$923,837	$725,551

For further information about the Company's loan portfolio, please see the quarterly loan portfolio presentation available on the Company's Investor Relations website under "Presentations."

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  The levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended September 30, 2018, decreased $1.7 million to $1.3 million when compared with the quarter ended September 30, 2017.  At September 30, 2018 and December 31, 2017, the allowance for loan losses was $37.5 million and $36.5 million, respectively.  Total net charge-offs were $1.4 million and $3.2 million for the quarters ended September 30, 2018 and 2017, respectively.  During the quarter ended September 30, 2018, $833,000 of the $1.4 million of net charge-offs were in the consumer auto category.  Total net charge-offs were $4.2 million and $8.3 million for the nine months ended September 30, 2018 and 2017, respectively.  During the nine months ended September 30, 2018, $2.8 million of the $4.2 million of net charge-offs were in the consumer auto category.  In response to a more challenging consumer credit environment, the Company tightened its underwriting guidelines on automobile lending in the latter part of 2016.  Management took this step in an effort to improve credit quality in the portfolio and reduce delinquencies and charge-offs.  This action also reduced origination volume and, as such, the outstanding balance of the Company's automobile loans declined approximately $79 million in the nine months ended September 30, 2018.  We expect further declines in the automobile loan outstanding balance through the remainder of 2018.  In addition, two commercial loan relationships amounted to $444,000 of the total charge-offs during the current quarter.  Six commercial loan relationships amounted to $1.3 million of the total charge-offs during the nine months ended September 30, 2018.  Charge-offs were partially offset by recoveries on multiple loans during the quarter.  General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs.  As assets were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

In June 2017, the loss sharing agreements for Inter Savings Bank were terminated.  In April 2016, the loss sharing agreements for Team Bank, Vantus Bank and Sun Security Bank were terminated.  Loans acquired from the FDIC related to Valley Bank did not have a loss sharing agreement.  All acquired loans were grouped into pools based on common characteristics and were recorded at their estimated fair values, which incorporated estimated credit losses at the acquisition date.  These loan pools are systematically reviewed by the Company to determine the risk of losses that may exceed those identified at the time of the acquisition.  Techniques used in determining risk of loss are similar to those used to determine the risk of loss for the legacy Great Southern Bank portfolio, with most focus being placed on those loan pools which include the larger loan relationships and those loan pools which exhibit higher risk characteristics.  Review of the acquired loan portfolio also includes review of financial information, collateral valuations and customer interaction to determine if additional reserves are warranted.

The Bank's allowance for loan losses as a percentage of total loans, excluding FDIC-acquired loans, was 1.00%, 1.01% and 1.02% at September 30, 2018, December 31, 2017 and June 30, 2018, respectively.  Management considers the allowance for loan losses adequate to cover losses inherent in the Bank's loan portfolio at September 30, 2018, based on recent reviews of the Bank's loan portfolio and current economic conditions. If economic conditions were to deteriorate or management's assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below. These assets were initially recorded at their estimated fair values as of their acquisition dates and are accounted for in pools; therefore, these loan pools are analyzed rather than the individual loans.  The performance of the loan pools acquired in each of the five transactions has been better than expectations as of the acquisition dates.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding all FDIC-assisted acquired assets, at September 30, 2018 were $15.9 million, a decrease of $11.9 million from $27.8 million at December 31, 2017 and a decrease of $5.6 million from $21.5 million at June 30, 2018.  Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.35% at September 30, 2018, compared to 0.63% at December 31, 2017 and 0.47% of total assets at June 30, 2018.

Compared to December 31, 2017, non-performing loans decreased $4.7 million to $6.5 million at September 30, 2018, and foreclosed assets decreased $7.2 million to $9.4 million at September 30, 2018.  Compared to June 30, 2018, non-performing loans decreased $1.6 million and foreclosed assets decreased $4.0 million at September 30, 2018.  Non-performing one- to four-family residential loans comprised $2.8 million, or 42.5%, of the total $6.5 million of non-performing loans at September 30, 2018, an increase of $160,000 from June 30, 2018.  Non-performing consumer loans comprised $1.8 million, or 27.6%, of the total non-performing loans at September 30, 2018, a decrease of $451,000 from June 30, 2018.  Non-performing commercial business loans comprised $1.6 million, or 24.6%, of the total non-performing loans at September 30, 2018, a decrease of $1.3 million from June 30, 2018.  Non-performing commercial real estate loans comprised $346,000, or 5.3%, of the total non-performing loans at September 30, 2018, a decrease of $6,000 from June 30, 2018.  Non-performing construction and land development loans decreased $91,000 from June 30, 2018 to a balance of $-0- at September 30, 2018.

Compared to June 30, 2018, potential problem loans decreased $5.4 million to $3.3 million at September 30, 2018.  The decrease during the quarter was due to $5.3 million in loans removed from potential problem loans, $279,000 in payments, $12,000 in loans moved to non-performing loans and $1,000 in charge-offs, partially offset by the addition of $126,000 of loans to potential problem loans.

Activity in the non-performing loans category during the quarter ended September 30, 2018, was as follows:

	Beginning Balance, July 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	91	—	—	—	—	(3)	(88)	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,591	440	—	—	(231)	—	(49)	2,751
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	352	—	—	—	—	—	(6)	346
Commercial business	2,852	164	—	—	—	(249)	(1,177)	1,590
Consumer	2,239	548	(7)	(124)	(121)	(509)	(238)	1,788

Total	$8,125	$1,152	$(7)	$(124)	$(352)	$(761)	$(1,558)	$6,475

At September 30, 2018, the non-performing one- to four-family residential category included 30 loans, five of which were added during the current quarter.  The largest relationship in this category was added in 2017 and included nine loans totaling $1.3 million, or 47.4% of the total category, which are collateralized by residential rental homes in the Springfield, Mo. area. The non-performing commercial business category included six loans, one of which was added during the current quarter.  The largest relationship in this category, which was added during the first quarter of 2018, totaled $1.2 million, or 72.6% of the total category.  This relationship is collateralized by an assignment of an interest in a real estate project.  A relationship in the commercial business category, which previously totaled $900,000, received payments during the current quarter to satisfy the remaining recorded balance.  The non-performing consumer category included 160 loans, 41 of which were added during the current quarter, and the majority of which are indirect used automobile loans.

Activity in the potential problem loans category during the quarter ended September 30, 2018, was as follows:

	Beginning Balance, July 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	4	—	—	—	—	—	—	4
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,218	—	—	—	—	—	(164)	1,054
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	6,670	—	(4,709)	—	—	—	(16)	1,945
Commercial business	68	—	(59)	—	—	—	(9)	—
Consumer	715	126	(488)	(12)	—	(1)	(90)	250

Total	$8,675	$126	$(5,256)	$(12)	$—	$(1)	$(279)	$3,253

At September 30, 2018, the commercial real estate category of potential problem loans included one loan, which was added during the previous quarter, and is collateralized by a mixed use commercial retail building. One relationship previously in this category, which is made up of three loans totaling $4.7 million, and is collateralized by theatre and retail property in Branson, Mo., was removed from potential problem loans during the current quarter.  The borrower has been making timely principal and interest payments on these loans and the debt service coverage on the relationship has improved, which led to the Bank's decision to remove these loans from potential problem loans.  The one- to four-family residential category of potential problem loans included 17 loans. The consumer category of potential problem loans included 20 loans, 12 of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended September 30, 2018, excluding $1.8 million in foreclosed assets related to loans acquired in FDIC-assisted transactions and $1.6 million in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, July 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, September 30
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	2,715	—	(194)	—	(257)	2,264
Land development	5,068	20	(593)	—	—	4,495
Commercial construction	—	—	—	—	—	—
One- to four-family residential	622	212	(177)	—	—	657
Other residential	1,744	—	(1,744)	—	—	—
Commercial real estate	1,745	—	(703)	10	(50)	1,002
Commercial business	—	—	—	—	—	—
Consumer	1,470	1,617	(2,067)	—	—	1,020

Total	$13,364	$1,849	$(5,478)	$10	$(307)	$9,438

Excluding the consumer category, during the three months ended September 30, 2018, the Company reduced its foreclosed assets by $3.4 million through asset sales.  At September 30, 2018, the land development category of foreclosed assets included 14 properties, the largest of which was located in the northwest Arkansas area and had a balance of $1.1 million, or 23.5% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 48.2% and 23.5% was located in the Branson, Mo. and the northwest Arkansas areas, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 10 properties, the largest of which was located in the Springfield, Mo. metropolitan area and had a balance of $799,000, or 35.3% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 46.7% and 35.3% is located in Branson, Mo. and Springfield, Mo., respectively, including the largest property previously mentioned.  The commercial real estate category of foreclosed assets included two properties, the largest of which was recreational property in the St. Louis area and had a balance of $656,000, or 65.5% of the total category.  Three properties in the commercial real estate category had sales totaling $703,000 during the current quarter.  The amount of additions and sales under consumer loans are due to a higher volume of repossessions of automobiles, which generally are subject to a shorter repossession process.  The Company experienced increased levels of delinquencies and repossessions in indirect and used automobile loans throughout 2016 and 2017.  The level of delinquencies and repossessions in indirect and used automobile loans has decreased in 2018.  The other residential category of foreclosed assets had a zero balance at September 30, 2018.  The previously remaining property in the category, an apartment building in central Missouri totaling $1.7 million, was sold during the current quarter.

BUSINESS INITIATIVES

On July 20, 2018, the Company closed on the sale of four banking centers in the Omaha, Neb., metropolitan market to Lincoln, Neb.-based West Gate Bank. Pursuant to the purchase and assumption agreement, the Bank sold branch deposits of approximately $56 million and sold substantially all branch-related real estate, fixed assets and ATMs. The Company recorded pre-tax income, net of expenses, of $7.25 million, or $0.39 (after tax) per diluted common share. As a result of this transaction, the Company expects that non-interest income will decrease $300,000–$350,000 annually, non-interest expense will decrease by $1.1– $1.2 million annually, and interest expense will increase by $400,000-$500,000 annually (based on current interest rates for non-deposit funds). Great Southern is maintaining a commercial loan production office in the Omaha market and moved to a new office in July.

In November 2018, the Company expects to open a commercial loan production office in Atlanta, Ga. Final regulatory approval for a commercial loan production office in Denver, Colo., is also expected during November 2018. Highly-experienced local commercial lenders have been hired to manage each office. The Company also operates commercial loan production offices in Chicago, Dallas, Omaha, Neb., and Tulsa, Okla.

The Company will host a conference call on Thursday, October 18, 2018, at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) to discuss its third quarter 2018 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 1038778. The call will be available live or in a recorded version at the Company's Investor Relations website, http://investors.greatsouthernbank.com.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 99 retail banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska and commercial lending offices in Atlanta, Chicago, Dallas, Omaha, Neb., and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) the possibility that the changes in non-interest income, non-interest expense and interest expense actually resulting from the Bank's branch sale transaction with West Gate Bank might be materially different from estimated amounts; (ii) the possibility that the actual reduction in the Company's effective tax rate expected to result from H. R. 1, formerly known as the "Tax Cuts and Jobs Act" (the "Tax Reform Legislation") might be different from the reduction estimated by the Company; (iii) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities  might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iv) changes in economic conditions, either nationally or in the Company's market areas; (v) fluctuations in interest rates; (vi) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vii) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (viii) the Company's ability to access cost-effective funding; (ix) fluctuations in real estate values and both residential and commercial real estate market conditions; (x) demand for loans and deposits in the Company's market areas; (xi) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Reform Legislation; (xiv) changes in accounting principles, policies or guidelines; (xv) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xvi) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, changes its business mix, increase its allowance for loan losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvii) costs and effects of litigation, including settlements and judgments; and (xviii) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated.  Financial data at all dates and for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included.  The results of operations and other data for the three and nine months ended September 30, 2018 and 2017, and the three months ended June 30, 2018, are not necessarily indicative of the results of operations which may be expected for any future period.

	September 30,	December 31,
	2018	2017
Selected Financial Condition Data:	(In thousands)

Total assets	$4,584,086	$4,414,521
Loans receivable, gross	3,987,046	3,769,294
Allowance for loan losses	37,497	36,492
Other real estate owned, net	12,844	22,002
Available-for-sale securities, at fair value	191,251	179,179
Deposits	3,595,665	3,597,144
Total borrowings	453,122	324,097
Total common stockholders' equity	508,127	471,662
Non-performing assets (excluding FDIC-assisted transaction assets)	15,913	27,830

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2018	2017	2018	2017	2018
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$52,982	$46,368	$149,808	$136,525	$49,943
Interest expense	9,997	7,087	26,172	20,642	8,731
Net interest income	42,985	39,281	123,636	115,883	41,212
Provision for loan losses	1,300	2,950	5,200	7,150	1,950
Non-interest income	14,604	7,655	28,998	31,151	7,459
Non-interest expense	28,309	28,034	86,537	84,976	29,915
Provision for income taxes	5,464	4,289	11,076	15,550	2,967
Net income and net income available to common shareholders	$22,516	$11,663	$49,821	$39,358	$13,839

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2018	2017	2018	2017	2018
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$1.57	$0.82	$3.49	$2.77	$0.97
Book value	$35.90	$32.90	$35.90	$32.90	$34.69

Earnings Performance Ratios:
Annualized return on average assets	1.99%	1.05%	1.49%	1.18%	1.23%
Annualized return on average common stockholders' equity	17.80%	10.09%	13.51%	11.65%	11.32%
Net interest margin	4.02%	3.77%	3.96%	3.75%	3.94%
Average interest rate spread	3.76%	3.60%	3.74%	3.59%	3.72%
Efficiency ratio	49.16%	59.73%	56.70%	57.79%	61.46%
Non-interest expense to average total assets	2.50%	2.52%	2.58%	2.54%	2.66%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered/previously covered loans)	1.00%	0.99%	1.00%	0.99%	1.02%
Non-performing assets to period-end assets	0.35%	0.73%	0.35%	0.73%	0.47%
Non-performing loans to period-end loans	0.16%	0.25%	0.16%	0.25%	0.21%
Annualized net charge-offs to average loans	0.14%	0.35%	0.14%	0.31%	0.07%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	September 30, 2018	December 31, 2017	June 30, 2018
Assets
Cash	$99,044	$115,600	$107,554
Interest-bearing deposits in other financial institutions	109,777	126,653	172,931
Cash and cash equivalents	208,821	242,253	280,485

Available-for-sale securities	191,251	179,179	169,971
Held-to-maturity securities	—	130	—
Mortgage loans held for sale	3,474	8,203	5,087
Loans receivable (1), net of allowance for loan losses of $37,497 – September 2018; $36,492 – December 2017; $37,556 – June 2018	3,942,766	3,726,302	3,859,801
Interest receivable	13,008	12,338	12,449
Prepaid expenses and other assets	41,116	47,122	40,937
Other real estate owned and repossessions (2), net	12,844	22,002	18,266
Premises and equipment, net	133,319	138,018	139,386
Goodwill and other intangible assets	9,613	10,850	10,025
Federal Home Loan Bank stock	14,918	11,182	15,678
Current and deferred income taxes	12,956	16,942	16,778

Total Assets	$4,584,086	$4,414,521	$4,568,863

Liabilities and Stockholders' Equity
Liabilities
Deposits	$3,595,665	$3,597,144	$3,597,057
Federal Home Loan Bank advances	240,000	127,500	259,000
Securities sold under reverse repurchase agreements with customers	112,184	80,531	95,543
Short-term borrowings	1,360	16,604	1,360
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	73,804	73,688	73,766
Accrued interest payable	3,013	2,904	3,394
Advances from borrowers for taxes and insurance	8,858	5,319	7,957
Accounts payable and accrued expenses	15,301	13,395	14,741
Total Liabilities	4,075,959	3,942,859	4,078,592

Stockholders' Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding September 2018, December 2017 and June 2018 – -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2018 – 14,153,290 shares; December 2017 – 14,087,533 shares; June 2018 – 14,133,823 shares	142	141	141
Additional paid-in capital	29,553	28,203	29,134
Retained earnings	480,027	442,077	461,784
Accumulated other comprehensive gain (loss)	(1,595)	1,241	(788)
Total Stockholders' Equity	508,127	471,662	490,271

Total Liabilities and Stockholders' Equity	$4,584,086	$4,414,521	$4,568,863

(1)
At September 30, 2018, December 31, 2017 and June 30, 2018, includes loans, net of discounts, totaling $177.1 million, $209.7 million and $184.1 million, respectively, which were acquired in FDIC-assisted transactions and are accounted for under ASC 310-30.

(2)
At September 30, 2018, December 31, 2017 and June 30, 2018, includes foreclosed assets, net of discounts, totaling $1.8 million, $3.8 million and $3.3 million, respectively, which were acquired in FDIC-assisted transactions.  In addition, at each of September 30, 2018, December 31, 2017 and June 30, 2018, includes $1.6 million of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2018	2017	2018	2017	2018
Interest Income
Loans	$51,063	$44,824	$144,447	$131,734	$48,219
Investment securities and other	1,919	1,544	5,361	4,791	1,724
	52,982	46,368	149,808	136,525	49,943
Interest Expense
Deposits	7,352	5,131	19,058	15,100	6,123
Federal Home Loan Bank advances	1,192	546	2,964	1,045	1,166
Short-term borrowings and repurchase agreements	177	118	385	662	180
Subordinated debentures issued to capital trust	252	267	692	760	238
Subordinated notes	1,024	1,025	3,073	3,075	1,024
	9,997	7,087	26,172	20,642	8,731

Net Interest Income	42,985	39,281	123,636	115,883	41,212
Provision for Loan Losses	1,300	2,950	5,200	7,150	1,950
Net Interest Income After Provision for Loan Losses	41,685	36,331	118,436	108,733	39,262

Noninterest Income
Commissions	309	279	868	851	312
Service charges and ATM fees	5,458	5,533	16,191	16,195	5,488
Net gains on loan sales	417	719	1,438	2,343	559
Late charges and fees on loans	466	436	1,240	1,922	385
Gain on sales of securities	2	—	2	—	—
Gain (loss) on derivative interest rate products	5	8	53	(5)	11
Accretion of income related to business acquisitions	—	—	—	7,218	—
Gain on sale of business units	7,414	—	7,414	—	—
Other income	533	680	1,792	2,627	704
	14,604	7,655	28,998	31,151	7,459

Noninterest Expense
Salaries and employee benefits	15,162	14,664	44,731	44,495	14,947
Net occupancy expense	6,551	6,079	19,234	18,419	6,298
Postage	843	845	2,544	2,651	834
Insurance	682	755	2,002	2,300	650
Advertising	589	587	1,892	1,656	632
Office supplies and printing	255	279	789	1,208	301
Telephone	827	790	2,339	2,389	792
Legal, audit and other professional fees	875	610	2,373	1,991	689
Expense on foreclosed assets and repossessions	498	1,343	4,376	2,595	2,737
Partnership tax credit	91	217	484	713	91
Acquired deposit intangible asset amortization	412	412	1,237	1,237	412
Other operating expenses	1,524	1,453	4,536	5,322	1,532
	28,309	28,034	86,537	84,976	29,915

Income Before Income Taxes	27,980	15,952	60,897	54,908	16,806
Provision for Income Taxes	5,464	4,289	11,076	15,550	2,967

Net Income and Net Income Available to Common Shareholders	$22,516	$11,663	$49,821	$39,358	$13,839
Earnings Per Common Share
Basic	$1.59	$0.83	$3.53	$2.81	$0.98
Diluted	$1.57	$0.82	$3.49	$2.77	$0.97

Dividends Declared Per Common Share	$0.32	$0.24	$0.88	$0.70	$0.28

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Net fees included in interest income were $0.9 million and $0.6 million for the three months ended September 30, 2018 and 2017, respectively.  Net fees included in interest income were $2.5 million and $2.3 million for the nine months ended September 30, 2018 and 2017, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	September 30, 2018(1)	Three Months Ended September 30, 2018			Three Months Ended September 30, 2017
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.17%	$453,090	$5,939	5.20%	$450,286	$5,261	4.64%
Other residential	4.97	782,595	10,163	5.15	708,745	8,135	4.55
Commercial real estate	4.78	1,330,088	16,427	4.90	1,249,120	13,868	4.40
Construction	5.11	593,540	8,272	5.53	483,592	5,769	4.73
Commercial business	5.05	291,038	3,689	5.03	299,833	3,780	5.00
Other loans	5.99	485,647	6,283	5.13	615,604	7,637	4.92
Industrial revenue bonds	4.77	19,829	290	5.80	25,424	374	5.83

Total loans receivable	5.03	3,955,827	51,063	5.12	3,832,604	44,824	4.64

Investment securities	3.24	193,390	1,425	2.92	204,652	1,214	2.35
Other interest-earning assets	2.24	97,739	494	2.01	93,777	330	1.40

Total interest-earning assets	4.88	4,246,956	52,982	4.95	4,131,033	46,368	4.45
Non-interest-earning assets:
Cash and cash equivalents		97,033			108,953
Other non-earning assets		186,994			207,122
Total assets		$4,530,983			$4,447,108

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.43	$1,506,907	1,523	0.40	$1,529,811	1,185	0.31
Time deposits	1.77	1,376,907	5,829	1.68	1,371,147	3,946	1.14
Total deposits	1.08	2,883,814	7,352	1.01	2,900,958	5,131	0.70
Short-term borrowings and repurchase agreements	0.01	141,864	177	0.49	147,126	118	0.32
Subordinated debentures issued to capital trust	3.94	25,774	252	3.88	25,774	267	4.11
Subordinated notes	5.55	73,791	1,024	5.51	73,636	1,025	5.52
FHLB advances	2.18	216,674	1,192	2.18	171,728	546	1.26

Total interest-bearing liabilities	1.24	3,341,917	9,997	1.19	3,319,222	7,087	0.85
Non-interest-bearing liabilities:
Demand deposits		660,629			637,156
Other liabilities		22,428			28,355
Total liabilities		4,024,974			3,984,733
Stockholders' equity		506,009			462,375
Total liabilities and stockholders' equity		$4,530,983			$4,447,108

Net interest income:
Interest rate spread	3.64%		$42,985	3.76%		$39,281	3.60%
Net interest margin*				4.02%			3.77%
Average interest-earning assets to average interest-bearing liabilities		127.1%			124.5%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)
The yield on loans at September 30, 2018, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See "Net Interest Income" for a discussion of the effect on results of operations for the three months ended September 30, 2018.

	September 30, 2018(1)	Nine Months Ended September 30, 2018			Nine Months Ended September 30, 2017
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.17%	$440,769	$16,544	5.02%	$465,125	$16,885	4.85%
Other residential	4.97	755,536	28,349	5.02	692,979	23,377	4.51
Commercial real estate	4.78	1,302,940	46,753	4.80	1,237,979	40,954	4.42
Construction	5.11	555,708	22,007	5.29	436,259	14,902	4.57
Commercial business	5.05	288,579	10,592	4.91	295,955	11,160	5.04
Other loans	5.99	511,735	19,170	5.01	652,095	23,296	4.78
Industrial revenue bonds	4.77	22,056	1,032	6.25	26,304	1,160	5.90

Total loans receivable	5.03	3,877,323	144,447	4.98	3,806,696	131,734	4.63

Investment securities	3.24	189,686	4,026	2.84	212,262	3,957	2.49
Other interest-earning assets	2.24	105,831	1,335	1.69	117,678	834	0.95

Total interest-earning assets	4.88	4,172,840	149,808	4.80	4,136,636	136,525	4.41
Non-interest-earning assets:
Cash and cash equivalents		98,879			108,303
Other non-earning assets		194,441			216,409
Total assets		$4,466,160			$4,461,348

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.43	$1,548,273	4,268	0.37	$1,551,316	3,417	0.29
Time deposits	1.77	1,331,098	14,790	1.49	1,426,041	11,683	1.10
Total deposits	1.08	2,879,371	19,058	0.88	2,977,357	15,100	0.68
Short-term borrowings and repurchase agreements	0.01	127,696	385	0.40	206,100	662	0.43
Subordinated debentures issued to capital trust	3.94	25,774	692	3.59	25,774	760	3.94
Subordinated notes	5.55	73,752	3,073	5.57	73,594	3,075	5.59
FHLB advances	2.18	198,778	2,964	1.99	78,362	1,045	1.78

Total interest-bearing liabilities	1.24	3,305,371	26,172	1.06	3,361,187	20,642	0.82
Non-interest-bearing liabilities:
Demand deposits		648,257			622,352
Other liabilities		20,678			27,264
Total liabilities		3,974,306			4,010,803
Stockholders' equity		491,854			450,545
Total liabilities and stockholders' equity		$4,466,160			$4,461,348

Net interest income:
Interest rate spread	3.64%		$123,636	3.74%		$115,883	3.59%
Net interest margin*				3.96%			3.75%
Average interest-earning assets to average interest-bearing liabilities		126.2%			123.1%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)
The yield on loans at September 30, 2018, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See "Net Interest Income" for a discussion of the effect on results of operations for the nine months ended September 30, 2018.

NON-GAAP FINANCIAL MEASURES
This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures include core net interest income, core net interest margin and the tangible common equity to tangible assets ratio.
We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company's core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair values of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.
In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets.  Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management's success in utilizing our tangible capital as well as our capital strength.  Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers.  In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.
These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation:  Core Net Interest Income and Core Net Interest Margin

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2018		2017		2018		2017
	(Dollars in thousands)				(Dollars in thousands)
Reported net interest income / margin	$42,985	4.02%	$39,281	3.77%	$123,636	3.96%	$115,883	3.75%
Less: Impact of loss share adjustments	1,424	0.14	975	0.09	3,652	0.12	4,237	0.14
Core net interest income / margin	$41,561	3.88%	$38,306	3.68%	$119,984	3.84%	$111,646	3.61%

Non-GAAP Reconciliation:  Ratio of Tangible Common Equity to Tangible Assets

	September 30,	December 31,
	2018	2017
	(Dollars in thousands)
Common equity at period end	$508,127	$471,662
Less: Intangible assets at period end	9,613	10,850
Tangible common equity at period end (a)	$498,514	$460,812

Total assets at period end	$4,584,086	$4,414,521
Less: Intangible assets at period end	9,613	10,850
Tangible assets at period end (b)	$4,574,473	$4,403,671

Tangible common equity to tangible assets (a) / (b)	10.90%	10.46%